EXHIBIT 4(b)



                     GREIF BROS. CORPORATION
                 1996 DIRECTORS STOCK OPTION PLAN


Section 1. PURPOSE.

    The purposes of the Greif Bros. Corporation 1996 Directors Stock Option Plan (the "Plan") are to encourage directors of Greif Bros. Corporation, a Delaware corporation (the "Company"), who are not employees of the Company to acquire or increase a proprietary interest in the Company, to promote and strengthen the interest of such directors in the development and financial success of the Company, and to assist the Company in attracting and retaining highly qualified directors by providing such directors with options (the "Options") to purchase shares of Class A Common Stock (the "Shares") of the Company.

Section 2. SHARES SUBJECT TO THE PLAN.

    The maximum aggregate number of Shares reserved and available for grants of Options under the Plan shall be 100,000 Shares. Such Shares may be authorized but unissued Shares or issued Shares reacquired by the Company and held as treasury Shares. If an Option granted under the Plan expires or terminates without exercise, the Shares subject to such expired or terminated Option shall again be available for other Options to be granted under the Plan. The aggregate number of Shares allocated to the Plan shall be subject to adjustment pursuant to Section 6.

Section 3. ELIGIBILITY.

    The persons eligible to receive Options under the Plan shall include only individuals who are directors of the Company and who are not employees of the Company or any subsidiary or affiliate of the Company (each such individual, an "Eligible Director").

Section 4. GRANT OF OPTIONS.

    Each person who is an Eligible Director on the effective date of the Plan (determined as of such effective date) shall be automatically granted an Option to purchase 2,000 Shares.

    Immediately following each annual meeting of the stockholders of the Company held after the effective date of the Plan, each director of the Company who is then an Eligible Director shall be automatically granted an Option to purchase 2,000 Shares as of the date of such annual meeting.

Section 5. TERMS OF OPTION.

    The Options shall be stock options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Each Option shall be evidenced by a written agreement (an "Option Agreement"). Each Option Agreement shall be dated as of the date on which the Option is granted and shall be signed by an officer of the Company and by the Eligible Director to whom such Option is granted (Eligible Directors granted Options hereunder, "Grantees").

    All Option Agreements shall be consistent with the Plan and shall be subject to the following terms and conditions:

    (a) Vesting. Each Option shall be fully vested and exercisable on the date granted.

    (b) Exercise Price. The exercise or purchase price of Shares subject to an Option shall be the fair market value of the Shares at the time such Option is granted. For purposes of the Plan, the fair market value of the Shares shall be the last sale price of the Shares as reported on the Nasdaq National Market on the last trading day prior to the grant date.

    (c) Maximum Term. Subject to Section 5(f), below, the term of each Option shall commence on the date of grant and shall terminate on the tenth anniversary of such date.

    (d) Method of Exercise. An Option may be exercised, in whole or in part, by giving written notice to the Secretary of the Company stating the number of Shares (which must be a whole number) with respect to which the Option is being exercised and the time during normal business hours for delivery of those Shares, which shall be more than 10 and less than 20 business days after exercise of the Option. Subject to compliance with all other terms and conditions of the Plan and the Option Agreement relating to such Option, the Company shall deliver, at the specified time at the principal office of the Company, a certificate for such Shares to the person entitled to receive such Shares upon receipt of payment of the full purchase price for such Shares as follows: (i) by certified or bank cashier's check or other form of payment acceptable to the Company; or (ii) by delivery of unrestricted Shares with a fair market value on the date of such delivery equal to the total exercise price; or (iii) by surrender of Shares subject to the Option which have a value, determined by subtracting the exercise price of such Shares from their fair market on the date of such surrender, equal to the total exercise price; or (iv) by a combination of any of the preceding methods.

    (e) Transferability. No Option shall be transferable by a Grantee other than by will or the laws of descent and distribution. During the lifetime of a Grantee, an Option shall be exercisable (subject to any other applicable restrictions on exercise) only by a Grantee for his or her own account or by the Grantee's authorized legal representative if the Grantee is unable to exercise the Option because of his or her disability. Upon the death of a Grantee, an Option shall be exercisable (subject to any other applicable restrictions on exercise) only by the executor or administrator of the Grantee's estate.

         Notwithstanding the foregoing to the contrary, an Option may be gifted by a Grantee (without the receipt of consideration), from time to time, to one or more of such Grantee's spouse, children, grandchildren, or to the trustee of a trust for the principal benefit of one or more of such persons, or to partnerships whose only partners are one or more of such persons. Any Option which shall be gifted shall continue to be subject to all provisions and conditions of the Plan and the Option Agreement applicable to the Option prior to its transfer, including without limitation, restrictions on transferability and limitations on exercise following cessation as a director, provided that the person receiving the gift shall have the same right to exercise the gifted Option as the Grantee who gifted the Option.

    (f)  Termination of Option.  Except as otherwise provided in
         Section 9, if a Grantee ceases to be an Eligible Director for any reason, then all Options or any unexercised portion of such Options which otherwise are exercisable by such Grantee shall terminate unless such Options are exercised within six months after the date such Grantee ceases to be an Eligible Director (but in no event after expiration of the original term of any such Option); provided, that if such Grantee ceases to be an Eligible Director by reason of such Grantee's death, the six-month period shall instead be a one-year period.

Section 6. CHANGES IN CAPITAL STRUCTURE.

    If the Company (a) pays a stock dividend or makes a distribution in Shares without receiving consideration in the form of money, services, or property, (b) subdivides or splits its outstanding Shares into a greater number of Shares, or (c) combines its outstanding Shares into a smaller number of Shares, then the aggregate number of Shares reserved for issuance pursuant to the Plan and the number and exercise price of Shares subject to the unexercised portions of then-outstanding Options shall be adjusted so that, assuming that Options had been previously granted for all of the Shares so reserved, the Grantees would be entitled to receive for the same aggregate price that number of Shares which they would have owned after the happening of any of the events described above had they exercised all of such Options prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or other distribution or the effective date in the case of a subdivision, split, or combination.

    If the Company reclassifies or changes the Shares (except for splitting or combining, or changing par value, or changing from par value to no par value, or changing from no par value to par value) or participates in a consolidation or merger (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the Shares except as stated above), the aggregate number of Shares reserved for issuance pursuant to the Plan and the number and exercise price of Shares subject to the unexercised portions of then-outstanding Options shall be adjusted so that, assuming that Options had been previously granted for all the Shares so reserved, the Grantees would be entitled to receive for the same aggregate price that number and type of shares of capital stock which they would have owned after the happening of any of the events described above had they exercised all of such Options prior to the happening of such event.

    No adjustment pursuant to this section shall be required unless such adjustment would require an increase or decrease of at least 1% in the number or price of Shares; provided that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this section shall be made to the nearest cent or to the nearest full share, as the case may be. Anything in this section to the contrary notwithstanding, the Company shall be entitled to make such reductions in the exercise price, in addition to those required by this section, as it, in its discretion, shall determine to be advisable in order that any stock dividends, subdivisions or splits of shares, distribution of rights to purchase shares or securities, or distribution of securities convertible into or exchangeable for shares hereafter made by the Company to its stockholders shall not be taxable.

    Whenever an adjustment is made pursuant to the preceding provisions of this section, the Company shall promptly prepare a notice of such adjustment setting forth the terms of such adjustment and the date on which such adjustment became effective and shall mail such notice of adjustment to the Grantees at their respective addresses appearing on the records of the Company or at such other address any Grantees may from time to time designate in writing to the Company.

Section 7. COMPLIANCE WITH SECURITIES LAWS; DELIVERY OF SHARES.

    No Option shall be exercisable and no Shares shall be delivered under the Plan except in compliance with all applicable federal and state securities laws and regulations. The Company may require each person acquiring Shares pursuant to the exercise of an Option under the Plan (a) to represent and warrant to and agree with the Company in writing that the participant is acquiring the Shares without a view to distribution thereof, and (b) to make such additional representations, warranties and agreements with respect to the investment intent of such person or persons exercising the Option as the Company may reasonably request.

    All certificates for Shares or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities laws, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 8. WITHHOLDING TAX.

    The Company, at its option, shall have the right to require any person who is entitled to receive Shares pursuant to the exercise of an Option to pay to the Company an amount equal to all taxes which the Company is required to withhold with respect to such Shares or make arrangements satisfactory to the Company regarding the payment of such taxes, or, in lieu thereof, to retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld. The obligations of the Company under the Plan shall be conditional on such payment or other arrangements acceptable to the Company.

Section 9. TERMINATION FOR CAUSE.

    Notwithstanding any provision to the contrary in the Plan or in any Option Agreement, upon the discharge of any Grantee as a director of the Company for cause, all unexercised Options granted to such Grantee shall immediately lapse and be of no further force or effect.

Section 10.     TERMINATION AND AMENDMENT OF PLAN.

    The Board may from time to time alter, amend, suspend, or terminate the Plan or may at any time terminate the Plan, provided that no such action shall materially and adversely affect any outstanding Options without the consent of the respective Grantees of such Options.

Section 11.     NO ENLARGEMENT OF RIGHTS.

    The award of Options under the Plan to an Eligible Director shall not confer any right to such director to continue as a director of the Company and shall not restrict or interfere in any way with the rights of the stockholders of the Company to terminate such directorship, with or without cause, at any time.

Section 12.     RIGHTS AS STOCKHOLDER.

    No Grantee or such Grantee's assignee or executor or administrator shall have any rights of a stockholder in the Company with respect to the Shares covered by an Option unless and until a certificate representing such Shares has been duly issued and delivered to him or her under the Plan.

Section 13.     DEFINITION OF SUBSIDIARY AND AFFILIATE.

    The term "subsidiary" means a subsidiary corporation as defined in Section 424(f) of the Code. An "affiliate" of, or a person or entity "affiliated" with, a specified person or entity, is a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

Section 14.     GOVERNMENT REGULATIONS.

    Notwithstanding any provisions of the Plan or any Option
Agreement, the Company's obligations under the Plan and any such Option Agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory authorities.

Section 15.     GOVERNING LAW.

    The Plan and all Option Agreements shall be governed by and construed in accordance with the laws of the State of Ohio.

Section 16.     GENDERS AND NUMBERS.

    When permitted by the context, each pronoun used in the Plan includes the same pronoun in other genders and numbers, and each noun used in the Plan includes the same noun in other numbers.

Section 17.     CAPTIONS.

    The captions of the various sections and paragraphs of the Plan are not part of the context of the Plan, but are only labels to assist in locating those sections, and shall be ignored in construing the Plan.

Section 18.     EFFECTIVE DATE; TERM OF PLAN.

    The Plan shall be effective as of September 5, 1996. No Option shall be granted pursuant to the Plan on or after the tenth anniversary of the effective date of the Plan, but Options granted prior to such tenth anniversary may extend beyond that date.